Exhibit 1.2
(English Translation)
SHARE HANDLING REGULATIONS
Amended on January 5, 2009
CHAPTER I.     GENERAL PROVISIONS
Article 1. (Purpose)
     Pursuant to the provisions of the Articles of Incorporation of the Company, matters concerning the handling of shares of the Company shall be governed by this Regulations, as well as the applicable laws and regulations, and the rules of Japan Securities Depository Center, Inc. (“JASDEC”) concerning its share transfer business and the business operations thereof, in addition to rules established by account management institutions.
Article 2. (Transfer Agent)
     The Transfer Agent of the Company and the handling office of the Transfer Agent shall be as follows:
(1)	Transfer Agent: The Sumitomo Trust and Banking Company, Limited 5-33, Kitahama 4-chome, Chuo-ku, Osaka

(2)	Handling Office: Stock Transfer Agency Department The Sumitomo Trust and Banking Company, Limited 3-1, Yaesu 2-chome, Chuo-ku, Tokyo
CHAPTER II.     DIGITAL ENTRY IN REGISTER OF SHAREHOLDERS, ETC.
Article 3. (Digital Entry in Register of Shareholders)
     1. Any change to the matters recorded in the register of shareholders shall be made in accordance with notices issued by JASDEC, such as the notice concerning all shareholders (sokabunushi tsuchi) (excluding the notice provided for in Article 154, Paragraph 3 of the Act on Transfer of Bonds, Stocks and Other Securities (the “Clearing Act”) (“Individual Shareholder Notice”) (kobetsu kabunushi tsuchi)).
     2. Notwithstanding the provision of the immediately preceding paragraph, in the case of the issuance of new shares or in any other case provided for under the applicable laws and regulations, changes to the matters recorded in the register of shareholders shall be made without a notice issued by JASDEC.
     3. All digital entries in the register of shareholders shall be in characters and/or symbols designated by JASDEC.
Article 4. (Notification regarding the Matters Recorded in Register of Shareholders)
     Shareholders shall provide notification of their name or trade name and address through account management institutions, such as securities companies (“Securities Companies, Etc.”) and JASDEC, pursuant to the rules established by JASDEC. The same shall apply in the case of any change thereof.
Article 5. (Representative of Corporations)
     In the case where a shareholder is a corporation, notification of one (1) representative of such corporation shall be issued through the Securities Companies, Etc. and JASDEC pursuant to the rules established by JASDEC. The same shall apply in the case of any change thereof.
Article 6. (Representative of Jointly Owned Shares)
     Shareholders who jointly own shares shall appoint one (1) representative and shall provide notification of the representative’s name or trade name and address through the Securities Companies, Etc. and JASDEC pursuant to the rules established by JASDEC. The same shall apply in the case of any change thereof.
Article 7. (Statutory Agent)
     A statutory agent of a shareholder, such as a person in parental authority or a guardian (kokennin), shall provide notification of the statutory agent’s name or trade name and address through the Securities Companies, Etc. and JASDEC pursuant to the rules established by JASDEC. The same shall apply in the case of any change or removal thereof.
Article 8. (Notification regarding Address of Nonresident Shareholders, Etc. for Receipt of Notices)

     Shareholders and registered stock pledgees who reside in foreign countries or their statutory agents shall either appoint a standing proxy who resides in Japan or designate a mailing address in Japan for receipt of notices, and shall provide notification of the appointed standing proxy’s name or trade name and address, or provide notification of the mailing address for receipt of notices through the Securities Companies, Etc. and JASDEC pursuant to the rules established by JASDEC. The same shall apply in the case of any change or removal thereof.
Article 9. (Method of Identification through JASDEC)
     All notifications from a shareholder submitted to the Company through the Securities Companies, Etc. and JASDEC shall be deemed to have been submitted by the shareholder himself/herself.
CHAPTER III. PROCEDURES FOR EXERCISE OF SHAREHOLDERS’ RIGHTS, ETC.
Article 10. (Identification of Shareholders)
     1. In the case where a shareholder (including a shareholder who has submitted the Individual Shareholder Notice (kobetsu kabunushi tsuchi)) makes requests or exercises shareholder rights (the “Requests, Etc.”), such shareholder shall submit a document certifying that such Requests, Etc. were made by the shareholder himself/herself (the “Identification Document”) or provide a guarantee by a guarantor, if the Company deems such confirmation to be necessary; provided, however, that this shall not apply when a Company can confirm by itself that such Requests, Etc. have been made by such shareholder himself/herself.
     2. In the case where the Requests, Etc. are made by a shareholder to the Company through the Securities Companies, Etc. and JASDEC, such Requests, Etc. shall be deemed to have been made by such shareholder himself/herself, and the Identification Document is not required.
     3. In the case where the Requests, Etc. are made by a proxy on behalf of a shareholder, in addition to the procedures provided for in Sections 1 and 2 of this Article 10, the relevant shareholder shall submit a power of attorney bearing his/her signature or printed name and seal. The name or trade name and address of the proxy shall be stated in the power of attorney.
     4. The provisions of Sections 1 and 2 of this Article 10 shall apply mutatis mutandis to a proxy.
     5. In the case where consent of a statutory agent is required in order for a shareholder to make Requests, Etc., a document certifying such consent shall be submitted.
Article 11. (Minority Shareholders’ Rights, Etc.)
     Minority shareholders’ rights, etc. set forth in the applicable laws and regulations shall be exercised in writing in a form designated by the Company. In such case, the Company may request shareholders to submit a receipt issued by the account management institution which has received a request to issue an Individual Shareholder Notice (kobetsu kabunushi tsuchi), and a document certifying shareholder identification.
CHAPTER IV. EXCEPTIONS FOR SPECIAL ACCOUNTS
Article 12. (Exceptions for Special Accounts)
     Identification confirmation of shareholders for whom special accounts have been opened and any other handling matters relating to such special accounts shall be governed by the rules established by the account management institutions of such special accounts, as well as the rules established by JASDEC.
CHAPTER V. MISCELLANEOUS
Article 13. (Amendments or Abolition)
     Any amendments to or abolition of this Regulations shall be made by resolution of the Board of Directors of the Company.

Supplementary Provisions
     1. This Regulations shall take effect as of January 5, 2009.
     2. The prior share handling regulations of the Company shall become null and void upon the day this Regulations comes into effect.
     3. Until January 6, 2011, matters related to the cancellation of the registration of lost share certificates shall be handled as below;
(1)	A registrant of a lost share certificate shall submit, to the transfer agent, a designated request form or application form together with the documents required by the Company, in order to apply for the cancellation of the registration of lost share certificate.

(2)	When a holder of old share certificates that have been registered as lost (excluding a registrant of lost share certificates) applies for the cancellation of the registration of lost share certificates in accordance with Item (1) of this Article, such holder shall submit old share certificates that have been registered as lost.

(3)	The provision of Article 10 hereof shall be applied mutatis mutandis to the application set forth in Item (1) of this Article.